UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of The Securities Exchange Act of 1934

or
Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number

33-5785-A

NASHVILLE LAND FUND, LTD.

(Exact name of Registrant as specified in its charter)

4400 Harding Road, Suite 500, Nashville, Tennessee 37205

(Address of principal executive office) (Zip Code)

Registrant's telephone number, including area code: (615) 292-1040

UNITS OF LIMITED PARTNERSHIP INTEREST

(Title of each class of securities covered by this Form)

NONE

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	X	Rule 12h-3(b)(1)(i)
Rule 12g-4(a)(1)(ii)		Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)		Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)		Rule 12h-3(b)(2)(ii)
Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Cool Springs, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

NASHVILLE LAND FUND, LTD.
By: 222 NLF, LTD.
General Partner
By: 222 Partners, Inc.
General Partner
Date: March 31, 2003	By:/s/ Steven D. Ezell
President
Date: March 31, 2003	By:/s/ Michael A. Hartley
Secretary/Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

NASHVILLE LAND FUND, LTD.
By: 222 NLF, LTD.
General Partner
By: 222 Partners, Inc.
General Partner
Date: March 31, 2003	By:/s/ Steven D. Ezell
President
Date: March 31, 2003	By:/s/ Michael A. Hartley
Secretary/Treasurer